ADOLPH COORS COMPANY

DEFERRED COMPENSATION PLAN




As Amended and Restated Effective February 16, 2001

ADOLPH COORS COMPANY
DEFERRED COMPENSATION PLAN


RECITALS:

Adolph Coors Company, a Colorado corporation (the "Company"), previously established the Adolph Coors Company Deferred Compensation Plan (the "Plan"), effective as of February 1, 1998. The Plan is hereby amended and restated in its entirety, effective as of February 16, 2001. The Plan is intended to provide a mechanism whereby certain of the highly compensated and select management employees of the Company and those affiliates that adopt the Plan may defer compensation and have such amounts, together with credited earnings, if applicable, paid out upon the participants retirement, death, disability or other termination of service with the Company or affiliate and upon certain other specified events. The Company intends that the Plan shall not be treated as a funded plan for purposes of either the Internal Revenue Code of 1986, as amended (the "Code") or the Employee Retirement Income Security Act of 1974, as amended (ERISA).

ARTICLE I

Definitions

Defined terms used in this Plan shall have the meanings set forth below:

1.1 Affiliated Entity means any corporation or other entity, including but not limited to partnerships and joint ventures, affiliated with Adolph Coors Company, directly or indirectly through ownership, control or otherwise, as determined by the Committee.

1.2 Base Salary means the actual amount of base remuneration payable to an employee by the Company from time to time before reduction for contributions to plans covered by sections 401(k) and 125 of the Code.

1.3 Beneficiary means the person or persons, trust or other entity designated by a Participant, pursuant to Section 5.7, to receive any amounts distributable under the Plan at the time of the Participants death.

1.4	Change in Control means such time as:

(a)	a Person other than Existing Shareholders or a Person controlled by
Existing Shareholders becomes the ultimate Beneficial Owner of more than 20% of the total voting power of the Voting Stock of the Company and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company than is Beneficially Owned by Existing Shareholders on such date; except the following acquisitions are not a Change in Control: (i) an acquisition of Voting Stock by the Company or one of its wholly-owned subsidiaries or (ii) an acquisition of Voting Stock that meets the conditions in clauses (i), (ii) and (iii) of Section 1.4(b) below or (iii) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or by any corporation controlled by the Company;

(b)	the Company consolidates with, or merges with or into, another Person or the Company or a subsidiary of the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person in a transaction that would require approval of the Company's shareholders under Section 7-112-101 and Section 7-112-102 of the Colorado Business Corporation Act (except a transfer to an entity wholly-owned by the Company or one of its wholly-owned subsidiaries), or any Person consolidates with, or merges with or into, the Company, (each a "Business Combination") unless, immediately following such Business Combination,
(i) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Company Common Stock and Company Voting Stock immediately prior to such Business Combination Beneficially
Own, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding Voting Stock of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company and all or substantially all of the Company's assets either directly or though one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Company Common Stock and Company Voting Stock, (ii) no Person (other than (A) Existing Shareholders and any Person controlled by Existing Shareholders, (B) any corporation resulting from such Business Combination or (C) any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) Beneficially Owns, directly or indirectly, 20% or more of the then-outstanding voting power of the Voting Stock of such corporation and Beneficially Owns a greater percentage of the voting power of such Voting Stock of such Person than the Existing Shareholders and any Person controlled by Existing Shareholders and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the action of the Board, if any, providing for such Business Combination or if there was not such action, on the effective date of this amended and restated Plan;

(c)	individuals who on the date of this Agreement constitute the Board
(together with any thereafter elected directors whose election by the Board or whose nomination by the Board for election by the Company's shareholders was approved by a vote of at least a majority of the members of the Board then in office who either were members of the Board on the date of this Agreement or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office; or

(d)	the shareholders of the Company approve a complete liquidation or dissolution of the Company.

In addition, a "Change in Control" shall also mean, with respect to any individual Participant, a "Change in Control" as defined in any separate agreement between the Company or Affiliated Entity and the Participant.

(e)	For purposes of this Section, the following definitions shall apply:

(i) "Beneficial Owner and Beneficially Own" shall mean beneficial ownership as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to beneficially own all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

(ii)	"Company Common Stock" shall mean the Company's Class B Common Stock and any other common stock (whether voting or non-voting) that may be hereafter issued.

(iii)	"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(iv)	"Existing Shareholder" shall mean the Adolph Coors, Jr. Trust, any individual who or entity which has been, is or in the future becomes a trustee thereof or any beneficiary thereof, any other trust the primary beneficiaries of which are descendants of Adolph Coors, Sr. or spouses or former spouses of such descendants, and/or any individual who or entity which has been, is or in the future becomes a trustee of any such trusts or any beneficiary thereof.

(v) "Person" shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(vi)	"Voting Stock" shall mean any and all shares, interests,
participations, rights in or other equivalents of capital stock and warrants or options exchangeable for or convertible into such capital stock which ordinarily has the power to vote for the election of directors, managers or other voting members of the governing body (the "Governing Board") of a Person. If any members of the Governing Board are elected by classes of common stock voting as separate classes, Voting Stock shall mean the stock of the class of common stock entitled to elect the majority of the Governing Board, provided, if the separate classes are entitled to elect equal numbers of the Governing Board, then all such shares of common stock shall be deemed to be Voting Stock, but the voting power of Voting Stock held by a Person (including the Existing Shareholders) shall be separately calculated for each class and the result for each class shall be deemed to be Beneficial Ownership of Voting Stock of the Company.

1.5	Committee means the administrative committee provided for in Section
6.

1.6 Company means Adolph Coors Company and, where the context requires, any Affiliated Entity that has elected to participate in this Plan in accordance with the provisions of Article VIII.

1.7 "Company Stock" means the Class B Common Stock of Adolph Coors
Company.

1.8 Compensation means an employee's Base Salary, Executive Bonus and the amount of income, in the form of shares of Company Stock, attributable to the exercise of a Stock Option through payment of the exercise price with shares of Company Stock.

1.9 Credited Earnings means the amount of earnings credited to the Participants Plan Account as of the date specified for such purpose in the applicable provision of the Plan. Credited Earnings shall be determined based upon the deemed investment elections made by the Participant in accordance with the provisions of Article IV. Except as otherwise provided in Section 4.1, Credited Earnings shall be accounted for and credited to a Participants Plan Account beginning upon the date that the Participant's deemed investment elections pursuant to Article IV are implemented within the Trust.

1.10 Disability shall have the same meaning given to such term from time to time in the Company's Long-Term Disability Plan.

1.11 Election Agreement means an agreement between an eligible employee and the Company providing for the employees participation in the Plan and for the employees elections with respect to deferrals under Article III, the deemed investment of the Participant's Plan Account under Article IV and distributions under Article V, execution of which by an eligible employee is required under Article II for Plan participation.

1.12 Executive Bonus means a bonus paid pursuant to the Company's
Management Incentive Compensation Plan or such other incentive or bonus programs as may be designated for this purpose by the Committee.

1.13 Participant means any eligible employee of the Company selected to participate in this Plan by the Committee who has completed an Election Agreement and is entitled to the distribution of benefits hereunder. A Participant shall remain a Participant for all purposes of this Plan so long as the Participant is entitled to the distribution of benefits hereunder, except to the extent provided in Section 2.3.

1.14 Participant Deferrals means the amounts of a Participants Compensation which he elects to defer and have allocated to his Plan Account pursuant to
Article III.

1.15 Plan Account means a bookkeeping account maintained by the Company which shall show at all times the amounts of Participant Deferrals made by a Participant and all Credited Earnings allocable to such amounts.

1.16 Plan Year means the twelve month period on which the Plan records are kept, which shall be the calendar year.

1.17 Retirement means an employee's termination of employment with the Company after the normal retirement age established by the Company's Retirement Plan, which is presently age 65.

1.18 "Stock Option" means an option to acquire shares of the Company's Common Stock granted pursuant to the Company's 1990 Equity Incentive Plan.

1.19 Trust means the trust created by the Company or any Affiliated Entity which has adopted the Plan pursuant to Article VIII which may be used to provide funding for the distribution of benefits hereunder in accordance with the provisions of the Plan.

1.20 Trust Agreement means the written instrument pursuant to which the Trust is created.

1.21 Trustee means the bank, trust company or individual appointed by the Company or any Affiliated Entity pursuant to Article VII and acting from time to time as the trustee of the Trust formed to provide benefits under the Plan.

ARTICLE II

Eligibility and Participation

2.1	Eligibility and Participation.

From time to time the Committee, in its sole discretion, shall determine the eligibility requirements for participation and shall designate those highly compensated and select management employees of the Company and those Affiliated Entities that have adopted this Plan pursuant to Article VIII to whom the opportunity to participate in this Plan shall be extended. The transfer of employment by a Participant between the Company and an Affiliated Entity, or between Affiliated Entities, shall not be considered a termination of employment and shall not cause a disruption in participation in this Plan.

2.2	Enrollment.

Employees who have been selected by the Committee to participate in this Plan shall enroll in the Plan, prior to the calendar year during which the employee will participate in the Plan (or in the case of an individual who becomes an eligible employee of the Company after the beginning of a calendar year, within 30 days after the date the individual becomes an eligible employee), by (a) entering into an Election Agreement with the Company, which shall contain the Participants election as to the Compensation to be deferred under the Plan for the subsequent calendar year, the period of deferral, the method of payment, the initial investment elections of the Participant pursuant to Article IV, and such other terms as the Company deems appropriate and necessary, and (b) completing such other forms and furnishing such other information as the Company may reasonably require. In the case of an employee who becomes eligible to and elects to participate in the Plan during a calendar year, any election to defer Compensation shall apply only to Compensation earned after the effective date of such election. A Participant shall enter into a new Election Agreement with respect to each Plan Year of participation under the Plan.

2.3	Failure of Eligibility.

If a Participant ceases to meet the eligibility criteria as determined by the Committee for participation herein for any reason but continues to be a Company employee, participation herein and benefits hereunder shall cease as of the effective date of the change in employment status, position or title which results in termination of eligibility for participation herein. The determination of the Committee with respect to the termination of participation in the Plan shall be final and binding on all parties affected thereby. Any benefits accrued hereunder at the time of such change, together with Credited Earnings, shall be distributed to such Participant on the third anniversary of the date on which such Participants eligibility ceased, or, at the sole election of the Committee, at any time prior to such third anniversary.

ARTICLE III

Contribution Deferrals

Each Plan Year, a Participant may elect to have Participant Deferrals withheld from his Base Salary and credited to his Plan Account in any whole percentage of his Base Salary from 1-100%. In addition, a Participant may elect to have the Company withhold from his Executive Bonus any amount up to 100% of such Executive Bonus and have such amount credited to his Plan Account as a Participant Deferral. Participant Deferrals shall be deducted from a Participants Base Salary and Executive Bonus through payroll withholding in accordance with the Participants election and credited to the Participants Plan Account at such time. If a Participant exercises a Stock Option during a Plan Year through payment of the exercise price with shares of Company Stock, the Participant may elect to defer the receipt of the shares of Company Stock representing the shares in excess of the shares used to exercise the Stock Option (the "Gain Shares"). The shares of Company Stock representing the Gain Shares that would otherwise be issued to the Participant upon the exercise of a Stock Option through payment of the exercise price with shares of Company Stock shall be withheld by the Company, transferred to the Trust and treated as a deemed investment of the Participant in accordance with the provisions of Article IV. All elections with respect to the deferral of Compensation, including Gain Shares, must be made in accordance with the provisions of Section 2.2.

ARTICLE IV

Accounting and Investments

4.1	Accounting.

The Company shall maintain or cause to be maintained a book accounting record of the Participants Plan Account, showing the amounts of Participant Deferrals and the Credited Earnings thereon, based upon the deemed investment elections of each Participant pursuant to Section 4.2. The Company shall also maintain or cause to be maintained appropriate accounting records of the Trust.

4.2	Deemed Investment Elections.

Each Participant shall elect from time to time, in accordance with such procedures as may be established for this purpose by the Committee, the manner in which Credited Earnings shall be determined with respect to the Participant's Plan Account, based upon the deemed investment elections made by the Participant. The deemed investment options available to Participants shall be determined from time to time by the Committee and may be changed from time to time. In the case of Participant Deferrals attributable to Stock Options, such Participant Deferrals shall be deemed to be invested only in Company Stock and the Participant may not change the deemed investment election with respect to such amounts. Subject to the foregoing restriction, the Participant shall be permitted to change his deemed investment elections in accordance with such procedures as may be established for this purpose by the Committee. If at any time the Committee does not possess deemed investment directions for all of a Participant's Plan Account, the Participant shall be deemed to have directed that the undesignated portion of the Plan Account be deemed to be invested in a money market, fixed income or similar fund made available under the Plan as determined by the Committee in its discretion. Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Company, the Committee and their agents and representatives from any losses or damages of any kind relating to the Participant's choice of deemed investments and the investment results of such deemed investments.

ARTICLE V

Distributions

5.1	Time of Distribution.

(a) Unless a Participant otherwise elects in accordance with the provisions of subsection 5.1(b), or unless Section 5.3, 5.4 or 5.5 applies, the amount credited to a Participant's Plan Account shall be distributed to the Participant (or his Beneficiary), or distributions shall begin, on the first day of the month next following 60 days after the date on which the Participant's service with the Company terminates, whether such service terminates because of death, Disability, Retirement, voluntary termination or termination by the Company. The transfer of a Participant between the Company and an Affiliated Entity, or between Affiliated Entities, shall not be considered a termination of employment for purposes of this Plan.

(b)	At the time a Participant elects to make Participant Deferrals in accordance with Section 3.1 with respect to a specified Plan Year, the Participant may also elect to receive payment of the amounts deferred under
Article III of the Plan with respect to such Plan Year, together with Credited Earnings thereon, immediately upon termination of employment in accordance with subsection 5.1(b) or one, three, five, ten, fifteen or twenty years following termination of employment or, regardless of when service terminates, after a period of three, five, ten, fifteen or twenty years. A Participant shall also be permitted to elect to receive payment of the Participant Deferrals with respect to a Plan Year at such other times as may be permitted by the Committee from time to time. If a Participant makes an election to receive payment after a specified number of years, regardless of employment termination, then the amounts deferred under Article III with respect to such Plan Year, together with Credited Earnings thereon, shall be distributed to the Participant (or his Beneficiary) on the first business day of the calendar year that is three, five, ten, fifteen or twenty years after the calendar year of the deferrals as elected by the Participant, or at such other time as may be elected by the Participant with the permission of the Committee. Amounts payable under this subsection after a specified period of years shall be paid in a lump sum, except as provided in Section 5.2.

5.2	Method and Amount of Distribution.

(a)	Unless a Participant otherwise elects with respect to a Plan Year in accordance with the provisions of this Section 5.2, or unless Section 5.4 applies, payment of all Participant Deferrals, together with Credited Earnings, shall be made at the time determined in accordance with the provisions of Section 5.1 in a lump sum in an amount equal to the amount credited to his Plan Account as of the last day of the month prior to the date of payment.

(b)	At the time a Participant elects to make Participant Deferrals in accordance with Section 3.1 with respect to a specified Plan Year, the Participant may also elect to receive payment of the amounts deferred under
Article III of the Plan with respect to such Plan Year, together with Credited Earnings thereon, over a three, five, ten, fifteen or twenty year installment payout instead of a lump sum. In order to be valid, an election under this subsection must be filed, in writing, with the Committee at least two years before the date of the Participant's termination of service with the Company. Payments in accordance with this subsection shall be made in annual installments, with the first installment payable upon the first day of the month next following 60 days after the termination of service of the Participant, or the date specified by the Participant in accordance with the provisions of subsection 5.1(b), as the case may be. Each annual installment shall be determined by dividing the value of the Participant's Plan Account as of the last day of the month prior to the date of payment by the number of remaining annual installments to be made in accordance with the Participant's election.

(c)	Notwithstanding the foregoing provisions of this Section 5.2, in the event of the death or Disability of the Participant, whether prior to or following Retirement, the Participant or his Beneficiary, as the case may be, may request a lump sum payout of the Participant's entire Plan Account. Any such request shall be considered by the Committee, which shall have the sole discretion to either approve such a payment or to deny such a payment. If a lump sum payment is authorized by the Committee under these circumstances, payment of the Participant's Plan Account, based upon the amount credited to such Plan Account as of the last day of the month prior to the date of payment, shall be made within 60 days after the date on which the Committee approves such payment.

(d)	During the period following a Participant's termination of employment with the Company and before payment of his Plan Account begins, and during the period that a Participant's Plan Account is being distributed in accordance with an installment payout election, the Plan Account shall continue to be credited with Credited Earnings in accordance with the provisions of Article IV and the Participant shall be entitled to make deemed investment elections with respect to the investment of his or her Plan Account.

(e)	Notwithstanding the foregoing provisions of this Section 5, to the extent that a Participant's Plan Account is deemed to be invested in Company Stock at the time that distribution commences hereunder, such distribution shall be made, to the extent thereof, in whole shares of Company Stock, rather than in cash, with the value of any fractional share distributed in cash. In all other instances, a Participant's Plan Account shall be distributed in cash.

5.3	Early Distribution With Penalty.

Instead of receiving the distribution of a Participants Plan Account at the time and in the manner otherwise specified in this Article V, a Participant may elect to receive his entire Plan Account in a lump sum at any time. If a Participant so elects, the amount of his Plan Account shall be reduced by 10% as a penalty for early distribution and the amount in such Plan Account as of the last day of the month prior to receipt by the Company of the Participants election under this subsection, reduced by the 10% penalty amount, shall be paid to the Participant in a lump sum within 30 days after receipt by the Company of the Participants election. To the extent that a Participant's Plan Account is invested in Company Stock, the lump sum distribution shall be made in whole shares of Company Stock, with the value of any fractional share distributed in cash. A Participant who makes such an election shall no longer be eligible to participate in the Plan. All elections under this section shall be made in writing, shall be effective when delivered to the Company and shall be irrevocable once made.

5.4	Distribution Upon Change in Control.

At the time a Participant elects to make Participant Deferrals in accordance with Section 3.1 with respect to a specified Plan Year, the Participant may also elect to receive payment of the amounts deferred under Article III of the Plan with respect to such Plan Year, or any or all earlier Plan Years, together with Credited Earnings thereon, in a lump sum or over a three, five, ten, fifteen or twenty year installment payout in the event of a Change in Control of the Company. A Participant may also elect to commence receiving payment in such circumstances, either immediately following the date of the Change in Control, after a period of one, three, five, ten, fifteen or twenty years following the date of the Participants termination of employment, or, regardless of when service terminates, after a period of three, five, ten, fifteen or twenty years, as elected by the Participant. A Participant may also make such an election with respect to the payment of his or her Plan Account in the event of a Change in Control at any other time, provided, however, that any such election, whether in connection with the Participants Participant Deferrals Election or otherwise, must be received by the Company at least six months before the date of the closing of the transaction that constitutes a Change in Control. If a Participant does not otherwise elect, or if any such election is ineffective because made within six months of a Change in Control, then such Participant shall receive an immediate lump sum payment of the amount allocated to his Plan Account as of the date of such Change in Control. Any Beneficiary receiving payments from the Plan at the time of a Change in Control of the Company shall receive an immediate lump sum payment of the amount allocated to his or her Plan Account as of the date of such Change in Control. All lump sum payments shall be made as soon as administratively possible following the date of the Change in Control.

5.5	Hardship Distributions.

In the event of hardship endured by a Participant and recognized as such by the Committee, and upon receipt by the Committee of a written application for the early distribution of amounts deferred, the Committee shall direct the distribution to the Participant of all amounts allocated to the Plan Account to the extent reasonably required to satisfy the hardship need. For purposes of this Plan, hardship shall mean a Participants severe, unforeseeable financial hardship resulting from a sudden unexpected illness or accident of the Participant (or any of his family), loss of the Participants property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. In no event may a distribution be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participants assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. If the Committee grants a hardship distribution pursuant to this Section 5.5, the Committee may also permit the Participant to reduce or eliminate his deferrals under the Plan for the remainder of the Plan Year. The Committees decision with respect to the existence or nonexistence of hardship with respect to a particular Participant shall be final and binding on all parties.

5.6	Source of Payments.

All amounts payable to any person under this Plan shall be paid from the general assets of the Company as such amounts become due and payable or, in the sole discretion of the Company, such amounts may be paid from the Trust in accordance with the provisions of the Trust and upon the written direction of the Company. If a Participant is employed by more than one entity during his period of participation in the Plan, the various employers shall agree among themselves with respect to the allocation of the obligation to make payments to the Participant in accordance with the provisions of this Plan.

5.7	Beneficiaries.

Each Participant shall designate one or more persons, trusts or other entities as his Beneficiary to receive any amounts distributable hereunder at the time of the Participants death. Such designation shall be made by the Participant on a Beneficiary Designation Form supplied by the Committee at his initial enrollment and may be changed from time to time by the Participant. Any such beneficiary designation shall apply to all amounts payable to a Participant hereunder. All payments to a Participant's Beneficiary under the Plan shall be made at the times and in the manner previously elected by the Participant with respect to distributions under the Plan, except as otherwise provided in Section 5.4. In the absence of an effective beneficiary designation as to part or all of a Participant's interest in the Plan, such amount shall be distributed to the personal representative of the Participant's estate.

5.8	Withholding.

All amounts payable under the provisions of this Plan to any person shall be subject to withholding of applicable tax and other items in accordance with federal, state and local law.

ARTICLE VI

Administration

6.1	The Committee Plan Administrator.

(a) The Company's Retirement Committee, or a subcommittee thereof appointed by the Retirement Committee, shall serve as the Administrative Committee for this Plan. The Committee shall administer the Plan in accordance with its terms and purposes.

(b)	The Committee may designate an individual to serve as Plan
Administrator and may at any time revoke a prior designation and select a different individual to serve as Plan Administrator.

6.2	Committee to Administer and Interpret Plan.

The Committee shall administer the Plan and shall have all powers necessary for that purpose, including, but not by way of limitation, power to interpret the Plan, to determine the eligibility, status and rights of all persons under the Plan and, in general, to decide any dispute. The Committee shall maintain all Plan records except records of the Trust fund.

6.3	Organization of Committee.

The Committee shall adopt such rules as it deems desirable for the conduct of its affairs and for the administration of the Plan. It may appoint agents (who need not be members of the Committee) to whom it may delegate such powers as it deems appropriate, except that any dispute shall be determined by the Committee. The Committee may make its determinations with or without meetings. It may authorize one or more of its members or agents to sign instructions, notices and determinations on its behalf. The action of a majority of the Committee shall constitute the action of the Committee.

6.4	Indemnification.

The Committee, the Plan Administrator and all of the other agents and representatives of the Committee shall be indemnified and saved harmless by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims judicially determined to be attributable to gross negligence or willful misconduct.

6.5	Agent for Process.

The Committee shall be agent of the Plan for service of all process.

6.6	Determination of Committee Final.

The decisions made by the Committee shall be final and conclusive on all persons.

6.7	The Trustee.

The Trustee shall be responsible for: (a) the investment of the Trust fund to the extent and in the manner provided herein and in the Trust Agreement; the custody and preservation of Trust assets delivered to it; and (c) for making such distributions from the Trust fund as the Company shall direct. The Trustee shall have only the responsibilities specified in this section and in the Trust Agreement.

ARTICLE VII

Trust

7.1	Trust Agreement.

The Company and each Affiliated Entity which has adopted the Plan have each entered into a Trust Agreement with the Trustee, which shall initially be Fidelity Management Trust Company, to provide for the holding, investment and administration of the funds of the Plan for the Participants who are employed by each such entity. The Trust Agreement shall be part of the Plan, and the rights and duties of any person under the Plan shall be subject to all of the terms and provisions of the Trust Agreement.

7.2	Expenses of Trust.

The parties expect that the Trust will be treated as though it were not a separate taxpaying entity for federal and state income tax purposes and that, as a consequence, the Trust will not be subject to income tax with respect to its income. However, if the Trust should be taxable, the Company shall contribute the amount necessary to pay such taxes to the Trust and the Trustee shall pay all such taxes out of the Trust. All expenses of administering the Trust shall be paid by the Company.

ARTICLE VIII

Affiliated Entities

8.1	Adoption of Plan.

Any Affiliated Entity, whether or not presently existing, may with the consent of the Committee become a party to the Plan by adopting the Plan for one or more of its highly- compensated and select management employees. In accordance with the provisions of Section 2.1, the Committee shall have the sole discretion to determine which employees of such an Affiliated Entity, if any, may participate in the Plan. Thereafter, such Affiliated Entity shall promptly deliver to the Company a copy of the document evidencing its adoption of the Plan. The Company and each such Affiliated Entity shall enter into such written agreements as they may consider necessary and appropriate in order to allocate the responsibility for payments due under the provisions of the Plan with respect to employees who transfer employment between participating employers.

8.2	Agency of the Company.

Each Affiliated Entity by becoming a party to the Plan constitutes the Company its agent with authority to act for it in all transactions in which the Company believes such agency will facilitate the administration of the Plan and with authority to amend and terminate the Plan.

8.3	Disaffiliation and Withdrawal From Plan.

Any Affiliated Entity which has adopted the Plan and which thereafter ceases for any reason to be an Affiliated Entity shall forthwith cease to be a party to the Plan. Any Affiliated Entity may, by resolution of its governing body and written notice thereof to the Company provide from and after the end of any plan year for the discontinuance of Plan participation by such employer and its employees.

8.4	Effect of Disaffiliation or Withdrawal.

At the time of disaffiliation or withdrawal, the disaffiliating or withdrawing employer shall by resolution of its governing body determine whether to continue the Plan for its covered employees or to terminate the Plan as to such employees.

ARTICLE IX

Amendment and Termination

9.1	Termination of Deferrals.

The Company, through action of its Board of Directors, may terminate future Participant Deferrals under the Plan at any time, for any reason. If deferrals are discontinued, the Plan and Trust shall continue to operate in accordance with their respective terms and distributions shall be made to Participants (and Beneficiaries) in accordance with the provisions of the Plan.

9.2	Termination of Plan.

The Company and each Affiliated Entity which has adopted the Plan expect to continue this Plan indefinitely, but the Company and each such Affiliated Entity may terminate this Plan as to its employees at any time. Notwithstanding the foregoing, the Company and each such Affiliated Entity shall not terminate this Plan as to its employees solely for the purpose of accelerating the distribution of benefits to its employees.

9.3	Benefits Distributable Upon Termination.

Notwithstanding 9.1 above, the Company or the Affiliated Entity, as the case may be, shall distribute, or cause the Trustee to distribute, all benefits that have accrued under the Plan for Participants employed by the entity that terminates its participation in the Plan, together with all benefits that have accrued under the Plan for former Participants or Beneficiaries, as of the date of termination of the Plan, with such benefits computed and distributed as though all Participants terminated employment with the Company or the Affiliated Entity on the date of Plan termination.

9.4	Amendment by Company.

The Company may amend this Plan at any time and from time to time, but no amendment shall reduce any benefit that has accrued on the effective date of the amendment.

ARTICLE X

Miscellaneous

10.1	Funding of Benefits - No Fiduciary Relationship.

All benefits payable under this Plan shall be distributed as they become due and payable either by the Company out of its general assets or from the Trust, as determined by the Company in its sole discretion. The Company and each Affiliated Entity that adopts the Plan pursuant to Article VIII shall be responsible for providing the benefits only for its own employees who are Participants in the Plan. Nothing contained in this Plan shall be deemed to create any fiduciary relationship between the Company and the Participants. To the extent that any person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

10.2	Reimbursement for Certain Expenses.

The Plan and Trust have been established with the intent and understanding that, for federal income tax purposes, Participants in the Plan will not be subject to tax with respect to their participation in the Plan until such time as distributions are actually made to the Participants in accordance with the provisions of the Plan. If a Participant is treated by the Internal Revenue Service as having received income with respect to the Plan in a year prior to the actual receipt of distributions under the Plan, the Company shall reimburse the Participant for all reasonable legal and accounting costs incurred by the Participant in contesting such proposed treatment.

10.3	Right to Terminate Employment.

The Company and each Affiliated Entity may terminate the employment of any Participant as freely and with the same effect as if this Plan were not in existence.

10.4	Inalienability of Benefits.

No Participant shall have the right to assign, transfer, hypothecate, encumber or anticipate his interest in any benefits under this Plan, nor shall the benefits under this Plan be subject to any legal process to levy upon or attach the benefits for payment for any claim against the Participant or his spouse. If any Participants benefits are garnished or attached by the order of any court, the Company may bring an action for declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be distributed pursuant to the Plan. During the pendency of the action, any benefits that become distributable shall be paid into the court as they become distributable, to be distributed by the court to the recipient it deems proper at the conclusion of the action. Notwithstanding the foregoing provisions of this Section 10.4, a Participant shall have the right to assign any amounts that may become payable hereunder for any reason other than the death of the Participant to a revocable trust of which the Participant is the grantor or a family partnership controlled by the Participant, provided that any such assignment shall not enable the Participant to anticipate or otherwise receive current economic benefit from such assignment.

10.5	Claims Procedure.

(a)	All claims shall be filed in writing by the Participant, his spouse or the authorized representative of the claimant, by completing such procedures as the Committee shall require. Such procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information.

(b)	If a claim is denied, notice of denial shall be furnished by the
Committee to the claimant within 90 days after the receipt of the claim by the Committee, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the Participant or beneficiary and the extension shall not exceed 90 days.

(c)	The Committee shall provide adequate notice, in writing, to any claimant whose claim has been denied, setting forth the specific reasons for such denial, specific reference to pertinent Plan provisions, a description of any additional material or information necessary for the claimant to perfect his claims and an explanation of why such material or information is necessary, all written in a manner calculated to be understood by the claimant. Such notice shall include appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review. The claimant or the claimants authorized representative may request such review within the reasonable period of time prescribed by the Committee. In no event shall such a period of time be less than 60 days. A decision on review shall be made not later than 60 days after the Committees receipt of the request for review. If special circumstances require a further extension of time for processing, a decision shall be rendered not later than 120 days following the Committees receipt of the request for review. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision on review shall be furnished to the claimant. Such decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

10.6	Disposition of Unclaimed Distributions.

Each Participant must file with the Company from time to time in writing his address and each change of address. Any communication, statement or notice addressed to a Participant at his last address filed with the Company, or if no address is filed with the Company, then at his last address as shown on the Company's records, will be binding on the Participant and his spouse for all purposes of the Plan. The Company shall not be required to search for or locate a Participant or his spouse. If the Committee notifies a Participant (or Beneficiary) that he is entitled to a distribution and also notifies him of the provisions of this section, and the individual fails to claim his benefits under this Plan or make his address known to the Committee within five calendar years after the notification, the benefits under the Plan of such individual shall be forfeited as of the end of the Plan Year coincident with or following the five year waiting period. If the individual should later make a claim for his forfeited benefit, the Company shall cause the amount of the forfeited benefit to be distributed to the individual, either through a direct payment by the Company or through a payment from the Trust.

10.7	Distributions Due Minors or Incompetents.

If any person entitled to a distribution under the Plan is a minor, or if the Committee determines that any such person is incompetent by reason of physical or mental disability, whether or not legally adjudicated an incompetent, the Committee shall have the power to cause the distributions becoming due to such person to be made to another for his or her benefit, without responsibility of the Committee or the Trustee to see to the application of such distributions. Distributions made pursuant to such power shall operate as a complete discharge of the Company, the Trust fund, the Trustee and the Committee.

10.8	Governing Law.

This Plan shall be governed by the laws of the State of Colorado.



Dated:  _____________________

ATTEST:					ADOLPH COORS COMPANY



By:__________________________
By:__________________________


	TABLE OF CONTENTS					     Page
RECITALS								1

ARTICLE I	Definitions						1
1.1	Affiliated Entity						1
1.2	Base Salary							1
1.3	Beneficiary							1
1.4	Change in Control						1
1.5	Committee							3
1.7	"Company Stock"							3
1.8	Compensation							4
1.9	Credited Earnings						4
1.10	Disability							4
1.11	Election Agreement						4
1.12	Executive Bonus							4
1.13 	Participant							4
1.14 	Participant Deferrals						4
1.15 	Plan Account							4
1.16 	Plan Year							4
1.17	Retirement							4
1.18	"Stock Option"							5
1.19 	Trust								5
1.20 	Trust Agreement							5
1.21 	Trustee								5

ARTICLE II	Eligibility and Participation				5
2.1	Eligibility and Participation					5
2.2	Enrollment							5
2.3	Failure of Eligibility						5

ARTICLE III	 Contribution Deferrals					6

ARTICLE IV	Accounting and Investments				6
4.1	Accounting							6
4.2	Deemed Investment Elections					6

ARTICLE V	Distributions						7
5.1	Time of Distribution						7
5.2	Method and Amount of Distribution				8
5.3	Early Distribution With Penalty					9
5.4	Distribution Upon Change in Control				9
5.5	Hardship Distributions						10
5.6	Source of Payments						10
5.7	Beneficiaries							10
5.8	Withholding							10

ARTICLE VI Administration						11
6.1	The Committee Plan Administrator				11
6.2	Committee to Administer and Interpret Plan			12
6.3	Organization of Committee.					12
6.4	Indemnification							12
6.5	Agent for Process						12
6.6	Determination of Committee Final				12
6.7	The Trustee							12

ARTICLE VII	Trust							13
7.1	Trust Agreement							13
7.2	Expenses of Trust						13

ARTICLE VIII Affiliated Entities					13
8.1	Adoption of Plan						13
8.2	Agency of the Company						13
8.3	Disaffiliation and Withdrawal From Plan				14
8.4	Effect of Disaffiliation or Withdrawal				14

ARTICLE IX	Amendment and Termination				14
9.1	Termination of Deferrals					14
9.2	Termination of Plan						14
9.3	Benefits Distributable Upon Termination				14
9.4	Amendment by Company						15

ARTICLE X	Miscellaneous						15
10.1	Funding of Benefits - No Fiduciary Relationship			15
10.2	Reimbursement for Certain Expenses				15
10.3	Right to Terminate Employment					15
10.4	Inalienability of Benefits					15
10.5	Claims Procedure						16
10.6	Disposition of Unclaimed Distributions				16
10.7	Distributions Due Minors or Incompetents			17
10.8	Governing Law							17